Exhibit 99.1

Argan, Inc.’s Gemma Power Systems Receives Notice to Proceed on EPC

Contract for a 1.2 GW Power Project in Texas

April 7, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its wholly owned subsidiary, Gemma Power Systems (“Gemma”), received a notice to proceed on its previously announced engineering, procurement and construction (“EPC”) services contract with Sandow Lakes Energy Company, LLC (“SLEC”) of Rockdale, Texas, for a 1.2 GW ultra-efficient  natural gas-fired plant in Lee County, Texas. This project has now been added to the Company’s project backlog and construction is expected to begin this summer, with an expected project completion date in 2028.

Charles E. Collins, IV, Chief Executive Officer of Gemma, commented, “We’re thrilled to move forward with SLEC on this major power project. Their strong development efforts set the stage for success, and we look forward to working together. Expanding power infrastructure is essential to meeting rising energy demands, and our team is dedicated to delivering exceptional results.”

About the 1.2 GW Power Project

The plant will be developed and owned by a SLEC subsidiary and will operate within the Electric Reliability Council of Texas (“ERCOT”). This combined cycle power station will consist of two Siemens Energy SGT6-9000HL gas turbines, among the most technologically advanced turbines in the world, featuring high power output, excellent fuel efficiency, and the capability to operate on hydrogen with only minor modifications to the equipment. These turbines can provide reliable power generation to the region while supporting decarbonization goals. The combined cycle power station will be located near a 24-inch tap off the Matterhorn Natural Gas Pipeline.

About Sandow Lakes Energy Company

SLEC is thrilled to unveil its contribution to the ever-growing Texas power needs: a cutting-edge 1.2 GW combined cycle natural gas power plant located in Lee County, Texas. This state-of-the-art facility represents a significant milestone in their commitment to providing reliable, efficient, and environmentally responsible energy solutions to meet the growing demands of our communities.

Beyond its technical excellence, the 1.2 GW natural gas power plant is a testament to SLEC’s dedication to economic growth and community development. The project will create numerous jobs during its construction and will continue to provide employment opportunities in its operation and maintenance. Additionally, the plant’s presence is expected to foster a thriving economic environment in Lee County.

About Gemma Power Systems

Gemma, a wholly owned subsidiary of Argan, is a leading EPC services company providing innovative solutions for the power industry, including the renewable energy sector. Their wide-ranging and comprehensive experience comprises 15 GW of installed capacity including combined cycle and simple cycle natural gas power generating plants, biomass-fired power plants, solar facilities, wind farms, biofuel plants and other environmental facilities. Additional information about Gemma Power Systems can be found at www.gemmapower.com.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com